Exhibit 10.6

February 1, 2019

Fred Guerard

Dear Fred:

On behalf of Graybug Vision, Inc. (the “Company”), this letter employment agreement (the “Agreement”) sets forth the terms and conditions of your appointment as Chief Executive Officer of the Company, effective as of a date to be mutually agreed upon between the Company and you but not later than February 1, 2019 (the “Employment Date”).

Position. Effective on the Employment Date, you will be appointed as the Company’s Chief Executive Officer (“CEO”) reporting to the Chairman of the Company’s Board of Directors (the “Board”). You will be expected to devote substantially all of your working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board. Further, you may participate in charitable and other activities and you may have personal interests in investments, but such activities shall be done in a manner that does not impair or interfere with your obligations hereunder.

1. You will be appointed to the Board as a director for each year of the Employment Term.

2. Term. Subject to the terms of this Agreement, this Agreement will remain in effect for a period commencing on the Employment Date and ending on the last day of your employment (the “Employment Term”). Either party hereto shall give the other party written notice of termination of employment at least thirty (30) days prior to such last day of employment, except in the case of termination for Cause or due to your death or Disability. Upon a termination of employment, and to the extent requested in writing by the Company, you agree to resign from all positions you may hold with the Company at such time (including as a member of the Board).

3. Compensation and Benefits. Your annual base salary will be $475,000, payable in accordance with the Company’s normal payroll practices (as such may be adjusted from time to time, the “Base Salary”), less any payroll deductions and withholdings as are required by law. During the Employment Term you will be eligible to receive an annual cash bonus, with a target amount equal to 40% of your Base Salary (the “Target Bonus” and the actual amount awarded, the “Actual Bonus”), based upon the achievement of performance objectives established by the Board and subject to the terms of the applicable bonus plan(s). To receive payment of any Actual Bonus, you must be employed by the Company on the last day of such fiscal year to which such bonus relates and at the time bonuses are paid. Your Actual Bonus will be paid by the fifteenth day of the third month following your or the Company’s taxable year in which it is earned, whichever is later.

You shall be entitled to participate in all employee retirement, welfare and benefit programs of the Company as are in effect from time to time and in which other senior management employees of the Company are eligible to participate, on the same terms as such other senior management employees.

4. Equity Award. You are eligible for the following equity awards from the Company:

a. Option. The Company will grant you a stock option to purchase 4,900,379 shares of the Company’s common stock under the Company’s 2015 Stock Incentive Plan (the “Plan”), with a per share exercise price equal to the fair market value per share as determined by the Board (the “Equity Award”).

b. Vesting. The Equity Award will be “incentive stock options” to the extent permitted under the Internal Revenue Code of 1986 as amended (the “Code”), and will be early exercisable. The Equity Award will vest over four (4) years, twenty-five percent (25%) on the first anniversary of the vesting commencement date and in equal installments on each of the thirty-six (36) months thereafter. Vesting will depend on your continued employment with the Company and will be subject to the terms and conditions of the Plan and the written agreement governing the Equity Award.

5. Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company. Initially, and as the parties agree and review periodically going forward, the Company will reimburse you, subject to applicable taxes and withholdings, for reasonable travel and lodging expenses incurred in connection with your travel from your home in Texas to the Company’s San Francisco, California office (“Commuting Reimbursement”). The Commuting Reimbursement is intended to cover the following expenses, each to be secured at a reasonable rate and in a manner consistent with the Company’s travel policies: (i) your travel to and from California; (ii) hotels or temporary housing in California; (iii) automobile rental in California; and (iv) a reasonable meal allowance while in California. Any Commuting Reimbursement payments which are deemed taxable to you will be grossed up for federal and state income and employment taxes (the “Tax Gross-Up”). The total monthly amount of the Commuting Reimbursement and Tax Gross-Up will not exceed $5,000 per month, unless written approval of amounts over $5,000 per month is received from the Chairman of the Board. The Commuting Reimbursement will be made in accordance with Treas. Reg. Sec. 1.409A-3(i)(1)(iv)(A) and Tax Gross-Up will be made in accordance with Treas. Reg. Sec. 1.409A-3(i)(1)(v). For the avoidance of doubt, to the extent that any reimbursements payable to you are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. In addition, the Company shall reimburse you for all reasonable costs and expenses (including fees and disbursements of counsel) incurred by you in negotiating the terms and conditions of this Agreement, up to $5,000.

6. Employment and Termination. Your employment with the Company will be at-will and may be terminated by you or by the Company at any time for any reason as follows: (a) you may terminate your employment upon written notice to the Board at any time in your discretion (“Voluntary Termination”); (b) the Company may terminate your employment upon written notice to you at any time following a determination that there is “Cause,” as defined below, for such termination (“Termination for Cause”); and (c) the Company may terminate your employment upon written notice to you at any time without Cause for such termination (“Termination without Cause”). Notwithstanding anything to the contrary in this Agreement, (i) any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Code (as defined below), and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code (as defined below) and you further resign from all positions held at the Company (including as a member of the Board) consistent with Section 2 of this Agreement.

7. Definitions. As used in this Agreement, the following terms have the following meanings:

a. Cause. For purposes of this Agreement, “Cause” shall mean (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your commission of, conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct with respect to the Company, (f) your continuing failure to perform assigned duties which failure remains uncured (if curable) for a period of 20 days after written notice of such failure from the Board to you (such notice to specify the nature of the claimed failure), or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

b. Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the CIC Policy (referenced below).

c. COBRA. For purposes of this Agreement, “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

d. Disability. For purposes of this Agreement, “Disability” shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

8. Effect of Termination of Employment.

a. Termination for Cause, Death or Disability, or Voluntary Termination. In the event you are subject to a Termination for Cause, in the event of your death or Disability, or in the event of your Voluntary Termination, you will be paid only (i) any earned but unpaid Base Salary and earned but unused vacation or paid time off, (ii) except in the case of Termination for Cause, the amount of any Actual Bonus earned and payable from a prior year which remains unpaid by the Company as of the date of the termination of employment determined in accordance with customary practice, (iii) other unpaid and then vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards in which you participate (and subject to the terms of the foregoing), unless otherwise specifically provided in this Agreement and (iv) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”).

b. Termination During Employment Term without Cause, Not in Connection with a Change in Control. In the event of your Termination without Cause during the Employment Term not in connection with a Change in Control (as defined in Section 8(c) below), provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed settlement agreement and general release of claims in favor of the Company in the Company’s standard form (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, you shall be entitled to (i) your Accrued Compensation, (ii) a lump sum payment equal to twelve (12) months of your then current Base Salary, payable on the regular first payroll date after the 60th day following your termination of employment, (iii) provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you in the twelve (12) months following your termination of employment, provided that, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide you with a taxable lump sum payment in an amount equal to the then unreimbursed monthly COBRA premiums, which lump sum payment will be made on the first regular payroll date after the 60th day following your termination of employment, and (iv) the Company will accelerate the vesting of the Equity Award, such that, for the 9 periods following the termination date, any remaining incentive stock options that were not otherwise vested will continue to vest in equal monthly installments.

c. Termination without Cause in Connection with a Change in Control. In the event of your Termination without Cause in connection with a Change in Control or that occurs within the period beginning 3 months before and ending twelve (12) months following a Change in Control; provided that (except with respect to the Accrued Compensation) you deliver to the Company the signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, (in lieu of any benefits pursuant to Section 8(b)), you shall be entitled to (i) your Accrued Compensation, (ii) the severance benefits provided in the Company’s Change in Control Severance Policy adopted October 6, 2017 (the “CIC Policy”).

d. Miscellaneous. For the avoidance of doubt, the benefits payable pursuant to Section 8(b) or Section 8(c) are not cumulative. If a Termination with Cause occurs during the Employment Term, then you will remain eligible to receive the benefits under Section 8(b) or Section 8(c).

9. Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this subparagraph, would be subject to the excise tax imposed by Section

4999 of the Code, then the severance benefits under will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this subparagraph will be made in writing by the Company’s public accountants immediately prior to any change of control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this subparagraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subparagraph. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this subparagraph.

10. Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty (20%) percent tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

11. Confidential Information and Other Company Policies. You shall sign and abide by the Company’s standard confidentiality agreement (a form of which has been provided to you), code of conduct and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time.

12. Restrictive Covenants

a. Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you shall prepare or use or come into contact with, shall remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and shall be promptly returned upon termination of employment.

b. Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

c. Non-Solicitation/Non-Piracy. During the Restriction Period, you will not solicit, aid in solicitation of, or intentionally induce, contact for the purpose of, or encourage any employee of the Company to leave the employ of the Company, hire any such person or otherwise interfere with such employee’s relationship with the Company, except that general advertisements and internet or similar postings not directed to any employees of the Company and hiring any employees who respond to such advertisements or postings shall not be deemed to be breaches of the foregoing covenant.

13. Indemnification. The Company shall indemnify you against all actions, suits, claims, legal proceedings and the like to the fullest extent permitted by law, including advancement of expenses, partial indemnification, indemnification following the termination of this Agreement, indemnification of your estate and similar matters.

14. Arbitration. You and the Company agree to submit to mandatory binding arbitration, in Redwood City, CA, any and all claims arising out of or related to this agreement and your employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, (i) the arbitrators shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you or any third party and (ii) this arbitration provision shall not preclude the Company or you from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the alleged misuse or misappropriation of the Company’s intellectual property. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

15. Miscellaneous.

a. Absence of Conflicts. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party.

b. Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement.

c. Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters.

d. Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

e. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

f. Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

g. Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter of your employment by the Company. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.

h. Governing Law. This Agreement will be governed by the laws of the State of New York without reference to conflict of law’s provisions.

i. Survival. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

Please sign and date this Agreement, and return it to me if you wish to accept employment at the Company under the terms described above. Please be advised that this offer of employment is contingent upon successful completion of a final reference evaluation and background check to be conducted by the Company.

Best regards,

/s/ Christy L. Shaffer
Christy L. Shaffer, Ph. D.
Chair of Board of Directors, Graybug Vision, Inc.

I, the undersigned, hereby accept and agree to the terms and conditions of my employment with the Company as set forth in this Agreement.

Accepted and agreed to:

By:	/s/ Fred Guerard
Fred Guerard

Date:	2/1/2019

Address:

[SIGNATURE PAGE TO AGREEMENT]